For Immediate Release
Corporate Headquarters
40W267 Keslinger Road
PO Box 393
LaFox, IL 60147-0393
USA
Phone:    (630) 208-2200
Fax:    (630) 208-2550

For Details Contact:
Edward J. Richardson    Kathleen S. Dvorak
Chairman and CEO    EVP & CFO
Phone: (630) 208-2340    (630) 208-2208
E-mail: info@rell.com

Richardson Electronics Announces Retirement of Chief Financial Officer

LaFox, IL, May 29, 2015: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that Kathleen S. Dvorak will be retiring as the company’s Executive Vice President and Chief Financial Officer once a successor is named.
"Kathy joined Richardson Electronics in 2007 during a very challenging period for the company. During her tenure, she has been instrumental in helping the company significantly reduce its operating expenses. In addition to serving as a member of the Executive team, Kathy has driven many important initiatives at Richardson including: identifying and implementing global cost saving initiatives, implementing metrics for working capital management and developing and deploying our new IT system. I would personally like to thank Kathy for her contributions during her eight years at Richardson. She has earned the respect of her colleagues, our Board of Directors and our shareholders. Kathy has agreed to stay as we search for her replacement and to ensure a smooth transition of her responsibilities, " said Edward Richardson, Chairman, Chief Executive Officer and President.
ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables, and customized display solutions serving customers in the alternative energy, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair. More information is available online at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.